EXHIBIT 4.3

                                FIRST AMENDMENT TO THE
                         TSX CORPORATION AMENDED AND RESTATED
                             DIRECTORS STOCK OPTION PLAN


        This Amendment (the "First Amendment") made this 28th day of October, 1996, by the Board of Directors of TSX Corporation, a
   Nevada Corporation ("TSX"), to the TSX Corporation Amended and
   Restated Directors Stock Option Plan (the "DSOP").

        WHEREAS, TSX has established the DSOP and has previously reserved and registered on Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), for issuance under the DSOP, shares of the TSX's authorized and unissued common stock, $.01 par value per share (the "TSX Common Stock").

          WHEREAS, TSX has entered into a Plan of Merger (the
   "Merger"), dated October 28, 1996, by and among ANTEC
   Corporation, a Delaware Corporation ("ANTEC"), TSX, and TSX
   Acquisition Corporation, a Nevada Corporation.

          WHEREAS, the Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the "Effective Time").

          WHEREAS, pursuant to the Merger, each option granted by TSX to purchase shares of TSX Common Stock which is outstanding and unexercised immediately prior to the Effective Time shall be automatically converted into an option to purchase the same number of shares of the common stock, par value $.01 per share, of ANTEC (the "ANTEC Common Stock") at the same exercise price and otherwise subject to the terms of the TSX stock option plans and agreements under which they were issued and which relate thereto.

          WHEREAS, the Board of Directors of the Corporation has decided that it is desirable to amend the DSOP to (i) make clear that each option granted by TSX under the DSOP to purchase shares of TSX Common Stock which is outstanding and unexercised immediately prior to the Effective Time shall be automatically converted into an option to purchase the same number of shares of ANTEC Common Stock at the same exercise price, and (ii) delete from the DSOP every reference to warrants, which have expired and are no longer applicable.

          NOW, THEREFORE, the DSOP is amended as follows:

          1. Subject to the condition provided in paragraph 2 of this First Amendment, Section 10 of the DSOP is hereby replaced in its entirety with the following:

               10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER. In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the shares of Stock then subject to the Plan or subject to any Options theretofore granted, the number and kind of shares of stock or other securities to which the holders of the shares of Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares, or other change in the Stock, the number of and kind of shares of Stock then subject to the Plan or subject to any Options theretofore granted, shall be adjusted in proportion to the change in outstanding shares of Stock. In the event of any such adjustments, the purchase price of any Option and the shares of Stock issuable pursuant to any Option, shall be appropriately and equitably adjusted to provide participants with the same relative rights before and after such adjustment.

          2. The effectiveness of the foregoing amendment is conditioned upon and subject to the occurrence of the Effective Time of the Merger. In the event the Merger fails to Close as defined in the Plan of Merger, the foregoing amendment shall terminate and be of no further force or effect.

          3. The DSOP is hereby amended to delete references to warrants in each and every respect.

          4. All other provisions of the DSOP shall remain the same, and with the amendment herein made are hereby ratified and confirmed.